Exhibit 10.2
NEWFIELD EXPLORATION COMPANY
2007 TSR
RESTRICTED STOCK AGREEMENT
     THIS 2007 TSR RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of February 14, 2007 and is by and between Newfield Exploration Company (the “Company”) and                                          (“Employee”).
     1. GRANT.
     (a) Restricted Shares. Pursuant to the Newfield Exploration Company 2004 Omnibus Stock Plan (as amended from time to time, the “Plan”) (i)                     shares (the “Base Restricted Shares”) of Common Stock (as defined in the Plan) and (ii)                     shares (the “Bonus Restricted Shares” and, together with the Base Restricted Shares, the “Restricted Shares”) of Common Stock shall be issued in Employee’s name. All of the Restricted Shares shall be subject to the Forfeiture Restrictions (as defined below).
     (b) Plan Incorporated. Employee acknowledges receipt of a copy of the Plan and agrees that the issuance of the Restricted Shares pursuant to this Agreement shall be subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.
     2. DEFINITIONS.
     (a) “Change of Control Bonus Shares” means the percentage of the Bonus Restricted Shares corresponding to the highest TSR Rank that would have been achieved pursuant to Section 3(c) of this Agreement if the Measurement Period had ended on the day immediately prior to the day on which the relevant Change of Control occurs, rounded down to the next whole share.
     (b) “Disability” means permanent and total disability within the meaning of section 22(e)(3) of the Code.
     (c) “Forfeiture Restrictions” means the prohibition on transfer of the Restricted Shares and the obligations to forfeit the Restricted Shares to the Company as set forth in Section 3 of this Agreement.
     (d) “Initial Peer Group” means the following companies: Apache Corporation, Anadarko Petroleum Corporation, Berry Petroleum Company, Bill Barrett Corporation, Cabot Oil & Gas Corporation, Chesapeake Energy Corporation, Cimarex Energy Co., Denbury Resources Inc., Devon Energy Corporation, Encana Corporation, EOG Resources, Inc., Forest Oil Corporation, Murphy Oil Corporation, Nexen Inc., Noble Energy, Inc., Pioneer Natural Resources, Pogo Producing Company, Questar Corporation, Range Resources Corporation, Southwestern Energy Company, St. Mary Land & Exploration Company, Stone Energy

Corporation, Swift Energy Company, Talisman Energy Inc., Ultra Petroleum Corp., Inc., W&T Offshore Inc. and XTO Energy Inc.
     (e) “Measurement Period” means the period beginning on March 1, 2007 and ending on February 28, 2010.
     (f) “Qualified Peer Group” means (i) the Dow Jones Industrial Average Index, (ii) the S&P 500 Index and (iii) each company included in the Initial Peer Group that has had its primary common equity security listed or traded on a national securities exchange or the Nasdaq National Market (or any successor thereto) throughout the Measurement Period.
     (g) “Qualified Retirement” means Employee retires from employment with the Company in accordance with the policies of the Company and, at the time of such retirement, Employee is at least 60 years of age and has at least ten years of continuous service with the Company.
     (h) “TSR Rank” means the Company’s rank from one to one plus the total number of companies and indices comprising the Qualified Peer Group, with the Company, each such other company and each such index together ranked from best to worst based on the Total Stockholder Return of the Company, each such other company and each such index.
     (i) “Total Stockholder Return” means the rate of return (expressed as a percentage) achieved with respect to the Common Stock, the primary common equity security of each company in the Qualified Peer Group and each index included in the Qualified Peer Group if (i) $100 was invested in each such security or index on the first day of the Measurement Period based on the average closing price of each such security or index for the 20 trading days immediately preceding such day, (ii) if the record date for any dividend to be paid with respect to a particular security occurs during the Measurement Period, such dividend was reinvested in such security as of the record date for such dividend (using the closing price of such security on such record date) and (iii) the valuation of such security or index at the end of the Measurement Period is based on the average closing price of each such security or index for the 20 trading days immediately preceding March 1, 2010.
     3. RESTRICTIONS. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:
     (a) No Transfer. Except as specifically set forth in this Section 3 or as otherwise provided in Paragraph X of the Plan, the Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred. The Forfeiture Restrictions shall be binding upon and enforceable against any permitted transferee of the Restricted Shares.
     (b) Forfeiture. Employee (or his or her estate, as applicable) shall, for no consideration, forfeit to the Company all Restricted Shares that, after taking into account paragraph (c) of this Section 3, remain subject to the Forfeiture Restrictions (i) at the time of Employee’s termination of employment with the Company and its subsidiaries for any reason (including as described in the last sentence of Paragraph XII(b) of the Plan) other than as a result of Employee’s death, Disability or Qualified Retirement or (ii) on March 1, 2010.

     (c) Total Stockholder Return. If not previously forfeited, on March 1, 2010, the Forfeiture Restrictions shall lapse with respect to that percentage of the Base Restricted Shares and that percentage of the Bonus Restricted Shares corresponding to the highest “TSR Rank” (with Top 6 being the highest, Top 7 being the second highest, etc.) achieved, as set forth in the table below, rounded down to the next whole share in each such case.

	Percentage of Base Restricted Shares as	Percentage of Bonus Restricted Shares
TSR Rank	to which Forfeiture Restrictions Lapse	as to which Forfeiture Restrictions Lapse
Top 6	100%	100%
Top 7	100%	87 1/2%
Top 8	100%	75%
Top 9	100%	62 1/2%
Top 10	100%	50%
Top 11	100%	40%
Top 12	100%	30%
Top 13	100%	20%
Top 14	100%	10%
Top 15	100%	0%
Top 16	90%	0%
Top 17	80%	0%
Top 18	70%	0%
Top 19	60%	0%
Top 20	50%	0%
Below 20	0%	0%
     (d) Change of Control. If a Change of Control occurs while any unforfeited Restricted Shares remain subject to the Forfeiture Restrictions (i) the Forfeiture Restrictions with respect to the Base Restricted Shares shall lapse immediately prior to such Change of Control and (ii) if such Change of Control occurs (A) prior to March 1, 2009, Employee shall, for no consideration, forfeit to the Company upon such Change of Control all of the Bonus Restricted Shares or (B) on or after March 1, 2009, the Forfeiture Restrictions with respect to the Change of Control Bonus Shares shall lapse immediately prior to such Change of Control and Employee shall, for no consideration, forfeit to the Company upon such Change of Control all of the Bonus Restricted Shares that remain subject to Forfeiture Restrictions at such time.
     (e) Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in Employee’s name, pursuant to which Employee shall have voting rights and receive dividends. The certificate may bear a legend reciting or incorporating the Forfeiture Restrictions and any other legends the Company believes are appropriate, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company (or such other person as may be designated by the Committee) as a depositary for safekeeping until the Forfeiture Restrictions lapse or forfeiture occurs pursuant to the terms of the Plan and this Agreement. At the Company’s request, Employee shall execute and deliver a stock power, in blank, with respect to the Restricted Shares, and the Company may exercise such stock power in the event of forfeiture. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend in the name of Employee.

     4. COMMUNITY INTEREST OF SPOUSE. The community interest, if any, of any spouse of Employee in any of the Restricted Shares shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring Employee’s interest in such Restricted Shares to be so forfeited and surrendered pursuant to this Agreement.
     5. TAX ELECTION. If Employee makes the election authorized by section 83(b) of the Code, Employee shall submit to the Company a copy of the statement filed by Employee to make such election.
     6. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Employee has executed this Agreement, all as of the date first above written.

NEWFIELD EXPLORATION COMPANY

By:

David A. Trice President and Chief Executive Officer

[Employee]

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